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Sam Gilliam

THE ARTIST WITH OUR HIGHEST TOTAL NET RETURN

In 2022, we sold a similar painting by Sam Gilliam, achieving our largest exit to date by total net return **(86.0%)**[1]



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Offering and Artist Overview

26.4%
Similar Sales Growth Rate ('99-'24)

21.8%
Record Price Growth Rate ('03-'25)

91%
Repeat Sale Appreciation Frequency ('03-'25)



Gilliam's Exit Overview

In 2022, we sold our first Gilliam, achieving 33.1% Annualized Net Return[5] on a painting similar to our latest offering. See more information below:

Initial offering size
$770K

Sold for
$1.65M

Total Net Return (791 Days Held)
86.0%

Net profit from $10K investment
$8,600

Past performance is not indicative of future returns.

Gilliam's Frequent Price Appreciation

When Gilliam's paintings come back to auction, they've almost always gone up in value. See a few examples of the 21 total repeat sales below:

		BOUGHT FOR:	SOLD FOR:
1.		*Neck Tie* **$9.4K** NOV 2021	*Neck Tie* **$13.8K** FEB 2024
2.		*Untitled* **$10.0K** SEPT 2017	*Untitled* **$21.7K** MAY 2022
3.		*Idylls I* **$370K** NOV 2017	*Idylls I* **$765K** SEPT 2022

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